Exhibit 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF INITIAL QUARTERLY CASH DIVIDEND

Philadelphia, Pennsylvania (May 21, 2014) -- Prudential Bancorp, Inc. (the “Company”) (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.03 per share on the common stock of the Company, payable on June 30, 2014 to the shareholders of record at the close of business on June 16, 2014.

“We are extremely pleased to be announcing the initiation of the payment of cash dividends to our shareholders since completing our second-step conversion in October 2013” said Thomas A. Vento, President and Chief Executive Officer.  “This dividend reflects our commitment to enhancing shareholder value and is, we believe, the best use of our capital.  The Board approved the initiation of the payment of cash dividends in connection with its review of our capital management strategies.  The Board will continue to review the various strategies available to it, including stock repurchase programs when regulatory provisions allow.”

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings Bank operates six full service offices in Philadelphia and one office in Drexel Hill, Pennsylvania.  At March 31, 2014, the Company had assets totaling $515.4 million, liabilities totaling $386.9 million and $128.5 million of shareholders’ equity.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.Prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contacts:

Thomas A. Vento, Chairman, President and Chief Executive Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.

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